Exhibit 99.1

Synergy Pharmaceuticals to Present Study Results from Plecanatide Phase IIb/III Trial in Late-Breaking

Clinical Abstract at Digestive Disease Week 2013

NEW YORK, March 15, 2013 — Synergy Pharmaceuticals, Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, announced today that study results from the Phase IIb/III Trial of plecanatide, its lead investigational compound for the treatment of chronic idiopathic constipation (CIC), will be featured in a late-breaking oral presentation session at Digestive Disease Week 2013 being held May 18-21 in Orlando, Florida.

The abstract will be presented at the American Gastroenterological Association (AGA) Institute Late-Breaking Abstract Session on Clinical Science, Tuesday, May 21st, 10:00 a.m. EDT, in room 303ABC of the Orange County Convention Center. Lead author Dr. Philip B. Miner Jr., President and Medical Director of the Oklahoma Foundation for Digestive Research, will present the abstract on behalf of Synergy.

Abstract: Plecanatide, a Novel Guanylate Cyclase-C (GC-C) Receptor Agonist, is Efficacious and Safe in Patients with Chronic Idiopathic Constipation (CIC): Results from a 951-Patient, 12-Week, Multi-Center Trial. Minor, Philip B.(1); Surowitz, Ron(2); Fogel, Ron(3); Koltun, William(4); Drossman, Douglas A.(5); Camilleri, Michael(6); Mangel, Allen(7); Barrow, Laura(8); Jacob, Gary S.(8); Shailubhai, Kunwar(8).

(1)Oklahoma Foundation for Digestive Research, Oklahoma City, OK. (2)Health Awareness Inc., Jupiter, FL. (3)Clinical Research Institute of Michigan, Chesterfield, MI. (4)Medical Center for Clinical Research, San Diego, CA. (5)School of Medicine, University of North Carolina, Chapel Hill, NC. (6)Mayo Clinic, Rochester, MN. (7)RTI, Research Triangle Park, NC. (8)Synergy Pharmaceuticals, New York, NY.

About Digestive Disease Week

Digestive Disease Week® (DDW®) is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA) Institute, the American Society for Gastrointestinal Endoscopy (ASGE) and the Society for Surgery of the Alimentary Tract (SSAT), DDW takes place May 18 — 21, 2013, at the Orange County Convention Center, FL. The meeting showcases more than 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. More information can be found at www.ddw.org.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate, plecanatide, is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase-C (GC-C) receptor on epithelial cells of the GI tract. Synergy completed a positive Phase I study of plecanatide in healthy volunteers, and positive Phase IIa and Phase IIb/III clinical trials in patients with chronic idiopathic constipation (CIC). Synergy is also developing plecanatide for the treatment of constipation-predominant irritable bowel syndrome (IBS-C), having initiated the first trial in IBS-C patients in late 2012. Synergy’s second GC-C agonist, SP-333, is in clinical development to treat inflammatory bowel diseases, and has recently completed its first Phase I trial in healthy volunteers. More information is available at http://www.synergypharma.com.

About Plecanatide

Plecanatide is a member of a new class of essentially non-systemic drugs, referred to as guanylate cyclase-C (GC-C) agonists, which are currently in development to treat CIC and IBS-C. Plecanatide is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract. Orally-administered plecanatide binds to and activates GC-C receptors expressed on epithelial cells lining the GI mucosa, resulting in activation of the cystic fibrosis transmembrane conductance regulator (CFTR), and leading to augmented flow of chloride and water into the lumen of the gut. Activation of the GC-C receptor pathway is believed to facilitate bowel movement as well as producing other beneficial physiological responses including improvement in abdominal pain and inflammation. In animal models, oral administration of plecanatide promotes intestinal secretion and also ameliorates GI inflammation.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Media Contact:	Janet Skidmore
Office: 215-658-4915
Mobile: 215-429-2917
skidmorecomm@earthlink.net

Investor Contact:	Danielle Spangler
The Trout Group
synergy@troutgroup.com
(646) 378-2924